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Exhibit 99

                        Admiralty Bancorp Announces that
                Admiralty Bank has Exceed $500 million in Assets

Palm Beach Gardens, FL (BUSINESS WIRE) - November 8, 2001

Admiralty Bancorp, Inc. (AAAB), parent company of Admiralty Bank announced today that as of November 6, 2001, the bank exceeded $500 million in total assets. The bank previously announced reaching the $400 million mark as of May 31, 2001 after beginning the year at $301 million. During 2001, the bank opened new offices in Cocoa Beach, South Orlando, Altamonte Springs and Fort Lauderdale.

Mr. Ward Kellogg, President and CEO of Admiralty Bancorp, Inc. stated, "On behalf of the entire Admiralty Bank staff and Directors, we wish to express our sincere appreciation to our devoted shareholders and our wonderful customers. All the challenges we faced while growing our bank from approximately $45 million in assets to over $500 million in assets in a remarkable 41 months have made the accomplishment even more rewarding. The unwavering faith of our investors and the steadfast loyalty of our customers made it all possible. We now have achieved a size where we can deliver all the services our customers require while remaining focused on personal attention to their needs.

Admiralty Bank intends to continue showing our appreciation with a commitment to excellent financial performance and the highest level of personal customer service. Thank you only begins to express our gratitude. We will always remember that we are here to serve our investors and our customers."

Admiralty Bancorp, Inc. is the parent company for Admiralty Bank, a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and nine branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale Juno Beach, Jupiter, Melbourne, Orlando Downtown, Orlando South. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:  Barbara Moore, Investor Relations
          Palm Beach Gardens, Florida